EXHIBIT 10.3
Certain portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

SETTLEMENT AND ASSUMPTION AGREEMENT
This SETTLEMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of July 15, 2020, is entered into by and among (i) California Resources Corporation (“CRC”), (ii) California Resources Elk Hills, LLC (“CREH”), (iii) Elk Hills Power, LLC (“Elk Hills Power”), (iv) ECR Corporate Holdings GP LLC, ECR I, L.P., SSF IV Energy I AIV 1, L.P., SSF IV Energy I AIV 2, L.P. and AEOF ECR Holdings, L.P. (collectively, “Ares”), and (v) ECR Corporate Holdings L.P., a portfolio company of Ares (“ECR” and, together with Ares and its affiliates that directly or indirectly own equity interests in Elk Hills Power, the “Ares Entities”). CRC, CREH, Elk Hills Power, Ares and ECR are each referred to in this Agreement as a “Party” and collectively, the “Parties.”
RECITALS
WHEREAS, on February 7, 2018, CREH, CRC and CRC Marketing, Inc. entered into the Elk Hills Power Agreements (as defined below) with ECR and/or Elk Hills Power, as applicable (such transactions, the “Elk Hills Transactions”);
WHEREAS, as part of the Elk Hills Transactions, among other things, ECR contributed $750 million to Elk Hills Power in exchange for all of the issued and outstanding Class B preferred interests of Elk Hills Power (the “Class B Preferred Units”), 50% of the issued and outstanding Class A common interests of Elk Hills Power (all of the issued and outstanding interests, the “Class A Common Units”) and 4.75% of the issued and outstanding Class C common interests of Elk Hills Power (all of the issued and outstanding interests, the “Class C Common Units”);
WHEREAS, as part of the Elk Hills Transactions, among other things, (a) ECR and CREH entered into that certain Second Amended and Restated Limited Liability Company Agreement of Elk Hills Power, dated as of February 7, 2018 (the “LLC Agreement”); (b) Elk Hills Power and CREH entered into that certain Commercial Agreement, dated as of February 7, 2018, by and between Elk Hills Power and CREH (the “Commercial Agreement”) and that certain Master Services Agreement, dated as of February 7, 2018 (the “Master Services Agreement”); (c) Elk Hills Power and CRC Marketing, Inc. entered into that certain amendment to the Gas Sales Agreement, dated as of February 7, 2018 (such agreement, as so amended, the “Gas Sales Agreement”); (d) Elk Hills Power and CRC entered into that certain Employee Matters Agreement, dated as of February 7, 2018; (e) Elk Hills Power and CREH entered into that certain amendment to the Ground Lease, dated as of February 7, 2018; and (f) Elk Hills Power and CREH entered into that certain amendment to the Easement Agreement for Oil and Gas Operations, dated as of February 6, 2018 (collectively, the agreements described in the foregoing clauses (a) through (f) and any other agreements entered into in connection with the transactions contemplated by such agreements, as amended, supplemented or otherwise modified prior to the date of this Agreement, the “Elk Hills Power Agreements”);
WHEREAS, on or after the date of this Agreement (the “Petition Date”), CRC and certain of its affiliates (collectively, the “Debtors”) will commence voluntary proceedings (the “Chapter 11 Cases”) under Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”) by filing petitions for relief in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) in order to implement a chapter 11 plan of reorganization (a “Plan”);

WHEREAS, in preparation for the Chapter 11 Cases, (a) CRC has provided confidential information to ECR and Ares and (b) CRC, ECR, Ares and certain substantial creditors of the Debtors entered into arm’s-length negotiations with Ares and its advisors concerning the treatment of the Elk Hills Power Agreements;
WHEREAS, in negotiations, the Ares Entities, on the one hand, and CRC, CREH, the other Debtors and certain substantial creditors of the Debtors, on the other hand, have had numerous disputes of substantial complexity concerning their respective legal rights and obligations under the Elk Hills Power Agreements, including, without limitation, the disputes described in the Approval Motion, as defined below (together, the “Elk Hills Power Disputes”);
WHEREAS, on July 15, 2020, CRC, certain substantial creditors of the Debtors, and the Ares Entities entered into a restructuring support agreement (the “RSA”) with respect to the Chapter 11 Cases, which RSA contemplates an agreed Plan premised in part on the settlement of the Elk Hills Power Disputes as provided in this Agreement (the “Settlement”);
WHEREAS, on or after the date of this Agreement, CRC will enter into (a) a super-priority debtor in possession credit facility to be provided by the lenders party to such credit facility in the aggregate principal amount (inclusive of issued and outstanding letters of credit) of $483,010,655.62 (the “Senior DIP Facility”) on the terms, and subject to the conditions, set forth in the Senior DIP Facility, and (b) a super-priority debtor-in possession credit facility junior to the Senior DIP Facility to be provided by the lenders party to such credit facility in the aggregate principal amount of $650 million (the “Junior DIP Facility”) on the terms, and subject to the conditions, set forth in the Junior DIP Facility, in each case, premised in part on the Settlement;
WHEREAS, in connection with the Chapter 11 Cases, the Parties have concluded arm’s-length negotiations and decided to settle the Elk Hills Power Disputes on mutually beneficial terms that permit the funding of the Senior DIP Facility, the Junior DIP Facility and the commitments contemplated by the RSA;
WHEREAS, the entry into and performance of this Agreement by the Parties and the approval of this Agreement by the Bankruptcy Court is a condition precedent to certain transactions contemplated by the RSA; and
WHEREAS, CRC has determined that the entry into and performance by it of this Agreement is in the best interest of CRC and its stakeholders, is fair and reasonable to CRC and provides substantial value to CRC that cannot be obtained in the absence of a prompt, negotiated settlement of the Elk Hills Power Disputes.
NOW, THEREFORE, in consideration of the foregoing and the promises, mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I
INTERIM APPROVAL PERIOD
1.1    Approval Motion. Promptly following the execution of this Agreement, and in any event within five days after the Petition Date (and contemporaneously with filing a motion seeking approval of the Junior DIP Facility from the Bankruptcy Court), CRC shall, and shall cause the other Debtors to, file a motion with the Bankruptcy Court, in form and substance reasonably acceptable to the Parties and following the receipt of requisite consent in accordance with the RSA (such motion, the “Approval Motion”), seeking (a) interim and final approval of this Agreement, (b) approval of CREH’s entry into an amendment to the LLC Agreement with ECR in the form attached as Exhibit A to this Agreement (the “LLC Agreement Amendment”), and (c) the applicable Debtors’ assumption pursuant to Section 365(a) of the Bankruptcy Code of the Elk Hills Power Agreements (in the case of the LLC Agreement, as amended by the LLC Agreement Amendment).
1.2    Interim Approval Covenants. From the date of the Bankruptcy Court’s entry of an interim order with respect to the Approval Motion, which interim order shall be in form and substance reasonably acceptable to the Parties and following the receipt of requisite consent in accordance with the RSA (the “Interim Approval Order”) until the earlier of (x) termination of this Agreement in accordance with its terms and (y) the Settlement Effective Date, as defined below (such period, the “Interim Approval Period”):
(a)    the Debtors, Elk Hills Power and the Ares Entities will continue to perform, and cause their respective Affiliates (as defined in the RSA) to perform, all of their respective obligations under the Elk Hills Power Agreements in effect as of the date of this Agreement in the ordinary course of business consistent with past practices as if the Chapter 11 Cases had not been commenced, except as expressly provided in this Agreement; and
(b)    in lieu of amounts owed as distributions on account of the Ares Interests pursuant to the LLC Agreement as of or after the date of this Agreement (subject to Section 1.2(c)), Elk Hills Power will pay: (i) cash distributions on the Class B Preferred Units to ECR at a rate per annum of 9.5%, calculated on an aggregate cumulative Liquidation Preference (as defined in the LLC Agreement) for all Class B Preferred Units of $835,131,031 as of the Petition Date (the “Set Liquidation Preference”) and from and after the Petition Date on the Set Liquidation Preference (as may be only increased for any unpaid cash distributions after the date of this Agreement owed by Elk Hills Power to ECR in respect of the Ares Interests that are not paid in full in cash when due pursuant to the LLC Agreement) and otherwise consistent with historical practices; and (ii) cash distributions in respect of the Class A Common Units and Class C Common Units to the holders of such units (including ECR and CREH) and consistent with historical practices in the case of each of clauses (i) and (ii), at the times and in the manner contemplated by the LLC Agreement in effect as of the date of this Agreement.
(c)    The Parties acknowledge and agree that, notwithstanding anything to the contrary in the LLC Agreement, the cash distribution payable by Elk Hills Power pursuant to Section 1.2(b)(i) on the Preferred Payment Date (as defined in the LLC Agreement) immediately following the Petition Date shall be an amount in cash equal to the sum of (i) (1) the Preferred

Distribution (less the applicable Preferred Deferred Amount) calculated pursuant to the terms and conditions of the LLC Agreement prior to giving effect to Section 1.2(b) (provided, that the Liquidation Preference for purposes of such calculation shall be equal to the Liquidation Preference as of June 30, 2020) multiplied by (2) an amount equal to (x) the number of days during the full Fiscal Month (as defined in the LLC Agreement) during which such Preferred Payment Date is scheduled to fall that are attributable to the period on or prior to the Petition Date divided by (y) the number of days during the full Fiscal Month during which such Preferred Payment Date is scheduled to fall and (ii) (1) the Preferred Distribution calculated pursuant to Section 1.2(b) multiplied by (2) an amount equal to (x) the number of days during the full Fiscal Month during which such Preferred Payment Date is scheduled to fall that are attributable to the period following the Petition Date divided by (y) the number of days during the full Fiscal Month during which such Preferred Payment Date is scheduled to fall.
ARTICLE II
SETTLEMENT EFFECTIVENESS
2.1    Conditions to Settlement Effectiveness. The respective obligations of each Party to effect the Settlement as set forth in this Article II shall be subject to the satisfaction or waiver of each of the following conditions (the first date upon which all such conditions are satisfied, the “Settlement Effective Date”):
(a)    the Bankruptcy Court shall have approved the Interim Approval Order by the fifth day after the Petition Date, and such Interim Approval Order satisfies the consent rights set forth in the RSA;
(b)    the RSA shall not have been terminated in accordance with its terms prior to the entry of the Final Approval Order;
(c)    the Bankruptcy Court shall have entered a final order approving the Junior DIP Facility;
(d)    the “Definitive Documents” set forth in Section 3.02(a) of the RSA shall have been agreed by the Parties and the Required Consenting Creditors (as defined in the RSA), and, to the extent required by the RSA, such Definitive Documents shall have been filed with the Bankruptcy Court;
(e)    the Bankruptcy Court shall have entered a final order with respect to the Approval Motion (the “Final Approval Order”) and such Final Approval Order shall be consistent with the consent rights set forth in the RSA; and
(f)    CRC shall have delivered to Ares the certification described in Section 3.8(b), dated as of the date the Final Approval Order is entered.
2.2    Assumption of Amended Agreements. Upon the Settlement Effective Date, the applicable Parties shall enter into the LLC Agreement Amendment and the applicable Debtors shall assume the Elk Hills Power Agreements (in the case of the LLC Agreement, as amended by the LLC Agreement Amendment), in each case pursuant to the terms of the Final Approval Order and without cure of defaults subject to continued payment of amounts due under the LLC Agreement (in the case of the LLC Agreement, as amended by the LLC Agreement Amendment) in the ordinary course consistent with Section 1.2(b). For the avoidance of doubt, following the Settlement Effective Date, the Debtors, Elk Hills Power and the Ares Entities shall continue to perform, and cause their respective Affiliates to perform, all of their respective obligations under the Elk Hills Power Agreements, (in the case of the LLC Agreement, as amended by the LLC Agreement Amendment).
2.3    Mutual Release.
(a)    For good and valuable consideration, the adequacy and sufficiency of which is acknowledged and confirmed, from and after the Settlement Effective Date, (i) CRC on behalf of itself and all of its past and present Affiliates and Related Parties (excluding, for the avoidance of doubt, Elk Hills Power and the Ares Entities, the “Debtor Group”), and (ii) the Ares Entities on behalf of themselves and all of their respective past and present Affiliates and Related Parties (excluding, for the avoidance of doubt, the Debtor Group and Elk Hills Power) (each a “Releasing Party”), each shall conclusively, absolutely, unconditionally, irrevocably and forever release, acquit, waive and forever discharge each of the others and their Affiliates and Related Parties and Elk Hills Power (as defined in the RSA) (each a “Released Party”) and each of their respective assets and properties, to the fullest extent permitted by law, from and against (x) any and all past or present Claims (as defined in section 101(5) of the Bankruptcy Code), controversies, liabilities, debts, obligations, rights, orders, executions, demands, liens, judgments, actions, administrative proceedings, suits, losses, damages, injuries, costs, expenses, causes of action of every kind and nature, remedies and liabilities whatsoever, including any derivative Claims or causes of actions asserted on its behalf, whether known or unknown, direct or indirect, foreseen or unforeseen, asserted or unasserted, absolute or contingent, liquidated or unliquidated, matured or unmatured, suspected or unsuspected, accrued or unaccrued, fixed, contingent, derivative, pending or threatened, existing or arising after the date of this Agreement, in law, equity or otherwise, whether for tort, fraud, contract violations of federal or state laws or otherwise, those causes of action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability or otherwise that such releasing party would have been legally entitled to assert (whether individually or collectively), that the Releasing Parties would have, at any time prior to, on or after the date of this Agreement, been legally entitled to assert in their own right (whether individually or collectively) or by, through or on behalf of the holder of any claim or ownership interest in such Releasing Party, based on or relating to any act, omission, transaction, circumstance, representation, misrepresentation, event, or other occurrence existing or taking place on or prior to the Settlement Effective Date based on or relating to, or in any manner arising from, in whole or in part, the Elk Hills Transactions or the Elk Hills Power Agreements, including, without limitation, the Elk Hills Power Disputes (the “Released Claims”), and (y) all damages, liabilities, injuries, contributions, indemnities, compensation, obligations, costs, fees and expenses (including attorneys’ fees and expenses) or other obligations of every kind and nature whatsoever, whether known or unknown, direct or indirect, foreseen or unforeseen, asserted or unasserted, absolute or contingent, liquidated or unliquidated, matured or unmatured, suspected or unsuspected, accrued or unaccrued, fixed, contingent, derivative, pending or threatened, existing or arising after the date of this Agreement (collectively, “Damages”), based on or relating to, or in any manner arising from, in whole or in part, such Released Claims. Notwithstanding the foregoing, Section 2.3 shall not alter any rights or obligations of any person or entity arising under this Agreement, the RSA or other documentation entered into in connection with the Chapter 11 Cases and the releases provided for by this Section 2.3 shall be without prejudice to any release in the Confirmed Plan (as defined below).
(b)    EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, EACH PARTY EXPRESSLY AGREES THAT THE CLAIMS AND/OR DAMAGES RELEASED UNDER THIS AGREEMENT SHALL INCLUDE, WITHOUT LIMITATION, SUCH CLAIMS AND/OR DAMAGES ARISING PRIOR TO THE SETTLEMENT EFFECTIVE DATE AS A DIRECT OR INDIRECT RESULT OF THE GROSS NEGLIGENCE AND/OR WILLFUL MISCONDUCT OF ANY RELEASED PARTY.
(c)    The release of Released Parties contained in this Section 2.3 is a final release, effective as of the Settlement Effective Date, even if there may exist a mistake on the part of any Releasing Party as to the extent and nature of the Claims, injuries and damages of the Releasing Parties against the Released Parties. For the avoidance of doubt, each of the Parties knowingly grants the release contained in this Section 2.3 notwithstanding that such Party may discover after the date of this Agreement facts in addition to, or different from, those which either such Party now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such Party expressly waives any and all rights that such Party may have under any statute or common law principle which would limit the effect of the release to those Claims actually known or suspected to exist before the Settlement Effective Date. Each of the Parties represents and warrants that it has access to adequate information regarding the terms of this Agreement, the scope and effect of the release contained in this Section 2.3 and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into the Agreement. Each of the Parties further represents and warrants that it has not relied upon any other Party in deciding to enter into the Agreement and has instead made its own independent analysis and decision to enter into the Agreement. Each of the Parties agrees and acknowledges that, except as expressly provided in this Agreement, no other Party, in any capacity, has warranted or otherwise made any representations concerning any Released Claim (including any representation or warranty concerning the existence, non-existence, validity or invalidity of any Released Claim).
(d)    Each Party agrees that this Agreement, following the Settlement Effective Date, may be pleaded as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement by it or any other Releasing Party. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties agrees that if any release contained in this Section 2.3 shall be unenforceable against any Releasing Party, and such Releasing Party institutes or files any cause of action against any Released Party, then the releases contained in this Section 2.3 shall not be effective in preventing any such Released Party from raising any defenses, objections, set-offs, recoupments or counterclaims to such cause of action against such Releasing Party, in each case solely to the extent to offset any such cause of action.
(e)    Each Party expressly agrees that this Agreement shall apply to all unknown and any unanticipated injuries and damages of any Releasing Party, as well as those now known by any Releasing Party, arising out of, relating to or in connection with, in whole or in part, the actions or omissions of any Released Parties prior to the Settlement Effective Date. Without limiting the generality of the foregoing, each Party expressly waives and relinquishes any and all rights such Party may have under any federal, state or local statute, rule, regulation or principle of common law or equity (including, without limitation, any such statute, rule, regulation or principle that is equivalent or comparable to California Civil Code § 1542) which provides that a release does not extend to Claims which the claimant does not know or suspect to exist in its favor at the time of providing the release or which may in any way limit the effect or scope of the release with respect to Released Claims which such Party did not know or suspect to exist in such Party’s favor at the time of providing the release, which in each case if known by it may have materially affected its settlement with any Released Party. Each of the Parties expressly acknowledges that the releases and covenants not to sue contained in this Agreement are effective regardless of whether those released matters or Released Claims are presently known or unknown, suspected or unsuspected, or foreseen or unforeseen.
(f)    Subject to the terms and conditions set forth in this Agreement and except with respect to the exclusion of certain Claims pursuant to this Agreement, each Party warrants, covenants and agrees (on behalf of itself and all of its Related Persons) that from and after the Settlement Effective Date, it will not sue or otherwise commence, maintain, prosecute or voluntarily aid any legal action or other proceeding against any of the Released Parties with respect to any of the Released Claims in any administrative or judicial forum of any jurisdiction. Each Party also agrees not to give notice of or file any complaint against any Released Party with, any governmental or non-governmental Authority, based on, or which involves, any Claim or Damages that arises from any Released Claim. For the avoidance of doubt, this Section 2.3 is not intended to, and shall not be construed to, prevent any Party from enforcing its rights under this Agreement, the RSA, the Plan and the other definitive documentation entered into in connection with any of the foregoing.
For all purposes of this Agreement, the term “Related Parties” means, each of, and in each case in its capacity as such, current and former directors, managers, officers, investment committee members, special or other committee members, members of any Governing Body (as defined in the RSA), equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an entity), accountants, investment bankers, consultants, representatives and other professionals and advisors and any such person’s or entity’s respective heirs, executors, estates, and nominees.
2.4    Conversion Right.
(a)    Upon the Settlement Effective Date, each of ECR and Ares irrevocably grants to CRC the right (the “Conversion Right”) to acquire all (but not less than all) of the Class B Preferred Units, the Class A Common Units and the Class C Common Units not held by the Debtors (the “Ares Interests”), in exchange for the Eligible Notes and the Eligible Stock (each as defined below) on the terms, and subject to the conditions, set forth in this Agreement. The Conversion Right shall be exercisable by CRC only in connection with and conditioned upon:

(i) the confirmation of (x) the Plan (as defined in the RSA) or (y) an alternative chapter 11 plan of reorganization confirmed by the Bankruptcy Court that provides for the issuance of Eligible Notes and Eligible Stock and, subject to Section 3.7, is otherwise reasonably acceptable to the Ares Entities (an “Eligible Plan” and either the Plan or an Eligible Plan once confirmed, the “Confirmed Plan”); and (ii) receipt by Ares of a certificate described in Section 3.8(b) dated as of the date of effectiveness of a Confirmed Plan.
(b)    CRC shall be deemed to have exercised its Conversion Right automatically in connection with the confirmation of a Confirmed Plan at any time prior to December 31, 2021. The Conversion Right, if unexercised in accordance with the terms of this Agreement, shall terminate and be of no further force or effect or otherwise be binding upon the Ares Entities on or after December 31, 2021. Notwithstanding the foregoing, CRC shall provide written notice to the Ares Entities that CRC intends to exercise its Conversion Right with respect to the Plan or an Eligible Plan at least 5 Business Days (as defined in the RSA) prior to the anticipated confirmation of the Plan or such Eligible Plan (an “Election Notice”). Any Election Notice shall include a copy of such Plan or Eligible Plan and drafts of the proposed definitive documentation giving effect to the terms of the Eligible Notes and Other Eligible Stock to be issued to the Ares Entities in exchange for the Ares Interests in accordance with this Section 2.4.
(c)    In connection with the exercise of the Conversion Right pursuant to Section 2.4(b), the Ares Entities agree to subscribe for and purchase from CRC, and CRC agrees to issue and sell to the Ares Entities (or an Affiliate of Ares designated by Ares to CRC in writing prior to the confirmation of the Confirmed Plan), Eligible Notes and Eligible Stock as set forth in the Confirmed Plan in exchange for, and against delivery of, all of the Ares Interests, and Elk Hills Power shall become a wholly-owned subsidiary of CRC and the Ares Entities will cease to have any direct or indirect interest in Elk Hills Power, whether pursuant to the terms of the LLC Agreement (as it may be amended after the date of this Agreement) or otherwise, other than any interest the Ares Entities may have indirectly through its interests in such Eligible Notes and Eligible Stock. Each Party shall be entitled to receive from the other such legal documentation evidencing such issuance, sale and exchange as such Party shall reasonably request in accordance with Section 3.5 (Further Assurances), which shall include a mutual release of claims by the Ares Entities and CRC in a form to be mutually agreed in good faith. Subject to Section 3.6 (Expenses), the Parties agree to cooperate and use (and cause their respective Affiliates to use) reasonable best efforts to: (i) consummate and make effective the transactions contemplated by this Section 2.4 as promptly as reasonably practicable in connection with the exercise of the Conversion Right pursuant to Section 2.4(b) and no later than the Effective Date (as defined in the Plan) in the event of an exercise in connection with the Plan; and (ii) obtain from any U.S. or non-U.S. governmental, quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision or other legislative, executive or judicial entity or subdivision, in each case, of competent jurisdiction (any such authority, a “Governmental Authority”), any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders required to be obtained by any Party or any of their respective Affiliates in connection with the transactions contemplated by this Section 2.4. CRC shall provide Ares and the Required Consenting Creditors with a reasonable opportunity to review and comment, consistent with the consent rights set forth in the RSA, on all definitive documentation related to the Eligible Notes and Eligible Stock.

(d)    Upon CRC’s exercise of the Conversion Right, subject only to receipt of any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders required to be obtained by any Party or any of their respective Affiliates in connection with the transactions from a Governmental Authority, which the applicable Parties will use reasonable best efforts to promptly obtain, CREH or its applicable Affiliate shall transfer its low temperature separation gas plants, known as LTS-1 and LTS-2 (collectively, the “LTS Plants”), any and all interests in real property underlying the gas plants known as CGP-1 and CGP-2 (collectively, the “CGP Plants”) and the Elk Hills Power Plant to Elk Hills Power. Notwithstanding the foregoing, in lieu of contributing the real property interests underlying the CGP Plants, CREH or its applicable Affiliate may elect to enter into a long-term lease with Elk Hills Power with respect to the CGP Plants on nominal economic terms that commences at the same time the contribution of the LTS Plants occurs.
(e)    [Reserved].
(f)    As used in this Agreement:
(i)    “Eligible Notes” shall mean one instrument meeting the following requirements as of the effective date of the Confirmed Plan, the terms of which shall be agreed between CRC and the Ares Entities prior to the entry of the Final Approval Order by the Bankruptcy Court:

(A)
secured notes issued by Elk Hills Power or a successor holding its current facilities and the LTS Plants (“Issuer”) and guaranteed on an unsecured basis by (i) an intermediate special purpose holding company that owns 100% of the equity interests in the Issuer (“Intermediate HoldCo”) and (ii) the publicly-listed parent of the reorganized Debtors (“Parent”, which may, for the avoidance of doubt, be CRC);

(B)
an interest rate of 6.0% per annum through the fourth anniversary of issuance, increasing to 7.0% per annum after the fourth anniversary of issuance and to 8.0% per annum after the fifth anniversary of issuance;

(C)	$300 million in principal amount with a seven year maturity and no required scheduled amortization payments;

(D)
a first-priority security interest in (i) the current facilities of Elk Hills Power and the LTS Plants and any current assets of the Issuer necessary or appropriate for their operation and ownership (as reasonably determined by Ares and CRC), (ii) any third party offtake contracts for power generated by Elk Hills Power, and (iii) all of the equity of the Issuer held by Intermediate HoldCo (clauses (i), (ii) and (iii), collectively with the proceeds thereof, “Primary Collateral”) and (iv) all other assets of Issuer, in each case subject to customary permitted liens to be agreed;

(E)
(i) customary covenants that prohibit the Issuer from incurring any other indebtedness, selling or encumbering Primary Collateral, or conducting unrelated businesses, etc. and (ii) a passive holding company covenant applicable to Intermediate Holdco, in each of cases (i) and (ii) subject to customary exceptions to be agreed; provided that the Issuer (A) shall not be required to preserve or retain any assets in the Issuer other than Primary Collateral and (B) shall not be limited in any manner with respect to transactions between the Issuer and CRC with respect to operations, cash management and the commercial terms of use of the Primary Collateral by CRC, in each case, other than customary remedial provisions applicable if a Default or Event of Default (as defined under the Eligible Notes) has occurred and is continuing (it being understood that nothing in this proviso is intended to override the provision of collateral in clause (d) above);

(F)	prepayment at any time without premium or penalty; and

(G)
issued pursuant to an indenture governed by the law of the State of New York on terms, and subject to conditions, otherwise reasonably acceptable to the Ares Entities. Notwithstanding the foregoing, the indenture shall have no financial maintenance covenants and no other covenants applicable to CRC (as opposed to Elk Hills Power and its subsidiaries) other than those customary for investment grade corporate issuers.

(ii)    “Eligible Stock” shall mean either (A) 21% of the total amount of New Common Stock (as defined in the RSA) issued pursuant to the Plan contemplated by the RSA, subject to dilution by the MIP (as defined in the RSA) (but not subject to dilution by the Equity Rights Offering or the Backstop Commitment Premium (each as defined in the RSA)) or (B) Other Eligible Stock (as defined below).
(iii)    “Other Eligible Stock” shall mean voting common stock of Parent that meets the following requirements as of the effective date of the Confirmed Plan:

(A)
the stock is of a series of common stock (1) listed on the New York Stock Exchange or another exchange reasonably acceptable to the Ares Entities, (2) that is the only series of outstanding equity security of such Parent and the only series of outstanding publicly-listed equity securities of such Parent’s corporate group and (3) of which no more than 40% of the issued and outstanding common stock is beneficially owned by any person or group within the meaning of Rule

13d-5(b) of the Securities Exchange Act of 1934, as amended;

(B)	the stock is freely tradable subject to applicable securities laws;

(C)
the stock constitutes not less than 21% of the issued and outstanding voting common stock of such Parent (subject to dilution from any management incentive plan adopted by the board of directors of Parent on or after the effective date of the Confirmed Plan);

(D)
such Parent has no consolidated indebtedness for borrowed money (or similar liabilities) other than (1) up to $600 million of indebtedness for borrowed money or preferred stock (in each case, for the avoidance of doubt, excluding (if applicable) any Eligible Notes) issued for new money and not on account of claims and (2) any Eligible Notes;

(E)
the holder of such stock has substantially the same or more favorable voting, governance and registration rights as those set forth in the Governance Term Sheet (as defined and set forth in the RSA); and

(F)	on terms that do not discriminate unfairly against the Ares Entities in any manner relative to the RSA.
2.5    No Transfers. Notwithstanding any provision of the Elk Hills Power Agreements to the contrary, Ares shall not, and shall cause its Affiliates not to, sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions) (each, a “Transfer”) the Ares Interests at any time prior to the earlier of (a) December 31, 2021 and (b) the effectiveness of the Plan or an Eligible Plan, without the prior written consent of CRC, and any purported Transfer without CRC’s prior written consent shall be null and void ab initio. This Section 2.5 shall not apply to Transfers to Affiliates of Ares upon prior written notice to CRC. Notwithstanding the foregoing, (i) such Affiliates must agree to (x) be bound by the terms of this Agreement, the RSA and the LLC Agreement (as amended by the LLC Agreement Amendment) and (y) promptly notify CRC, and to promptly transfer back the Ares Interests to Ares, in the event that such Affiliate ceases to be an Affiliate of Ares, (ii) notice to, or consent from, one of the Ares Entities shall be deemed to be notice to, or consent from, all of the Ares Entities, and (iii) the Ares Entities will be fully liable for any breach by such Affiliate of the Ares Entities’ respective obligations pursuant to this Agreement, the RSA and the LLC Agreement (as amended by the LLC Agreement Amendment). For the avoidance of doubt, any Transfer of Ares Interests made in accordance with the Elk Hills Power Agreements prior to the date of this Agreement shall not be considered a breach of this Section 2.5.

ARTICLE III
ADDITIONAL AGREEMENTS
3.1    No Alternative Arrangements of the Company Parties. Until the earlier of (x) termination of this Agreement in accordance with its terms, (y) effectiveness of the Confirmed Plan and (z) December 31, 2021, CRC and CREH shall not, and shall cause their respective Affiliates not to:
(a)    develop, promote or otherwise pursue the “bypass plan” involving the LTS-1 and LTS-2 gas processing plants and the 35R Cogen facility located in Kern County, California (the “Legacy System”), supplemental grid power purchases or a solar generation facility intended to support the Legacy System;
(b)    commence any action, cause of action, Claim, demand, litigation, suit, investigation, grievance, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise (each, a “Proceeding”) against Elk Hills Power or the Ares Entities relating to any transfer or conveyance of assets by CRC or CREH to Elk Hills Power made prior to the date of this Agreement, including but not limited to Claims for fraudulent conveyance or otherwise to avoid such transfers or conveyances and Claims related to the Elk Hills Power Disputes;
(c)    commence any Proceeding to obtain control or ownership of the assets of Elk Hills Power, including but not limited to Claims for recharacterization or substantive consolidation and Claims related to the Elk Hills Power Disputes; or
(d)    take any action outside the ordinary course of business, including filing any motion, that is (i) not contemplated by this Agreement and (ii) adverse to Elk Hills Power in any material respect, including, but not limited to, any rejection of any Elk Hills Power Agreement and any such action related to the Elk Hills Power Disputes.
3.2    No Alternative Arrangements of the Ares Entities. The Ares Entities and Elk Hills Power agree to waive and agree not to, and to cause their Affiliates not to, take any action or exercise any rights as may be permitted by the LLC Agreement with respect to any claim under the LLC Agreement that (a) a Trigger Event (as defined in the LLC Agreement) has occurred as a result of, or in connection with, the Debtors’ filing or the pendency of the Chapter 11 Cases or the Parties’ entry into this Agreement or the LLC Agreement Amendment or (b) the exercise of the Conversion Right, the contribution of assets pursuant to Section 2.4(d) or the effectiveness of a Confirmed Plan constitutes a change of control, a Bankruptcy Event, a Trigger Event, a Fundamental Change, a CRC Change of Control or a CREH Change of Control (each as defined in the LLC Agreement).
3.3    Bankruptcy Court Filings.
(a)    The Parties shall take, and shall cause their respective Affiliates to take, all actions as may be reasonably necessary to cause the Interim Approval Order and the Final Approval Order to be issued, entered and become a final order of the Bankruptcy Court, including furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy

Court. The Ares Entities and Elk Hills Power agree to promptly take such actions as are reasonably requested by CRC or CREH to assist in obtaining entry of the Interim Approval Order and the Final Approval Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court. The Ares Entities and Elk Hills Power shall not object to, or join any person in objecting to, the Approval Motion, or file or support any motion, application, pleading or other document (or make any comment on the record before the Bankruptcy Court) that is inconsistent with this Agreement or that in any way undermines their support for the Interim Approval Order or Final Approval Order.
(b)    The Parties shall consult with each other regarding pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect, the Bankruptcy Court’s approval of the Interim Approval Order and the Final Approval Order.
(c)    If the Final Approval Order, or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated by this Agreement are appealed by any person or entity (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Final Approval Order or other such order), subject to rights otherwise arising from this Agreement, CRC shall use, and shall cause the other Debtors to use, reasonable best efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.
3.4    Cooperation. Subject to the terms and conditions set forth in this Agreement, the Parties shall cooperate with each other and use their respective reasonable best efforts: (a)  not to take any action prior to the Settlement Effective Date that would reasonably be expected to materially delay the Settlement Effective Date, except to the extent such action is otherwise contemplated by this Agreement or the RSA or required or requested by the Bankruptcy Court; (b) provide the other Parties with cooperation and take such actions as such other Parties may reasonably request in connection with the occurrence of the Settlement Effective Date; and (c) to cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to the Settlement Effective Date. Notwithstanding anything in this Agreement to the contrary, the Ares Entities agree to cause the Class B Representative (as defined in the LLC Agreement) to promptly provide any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders reasonably required to consummate and make effective the transactions contemplated by this Agreement.
3.5    Further Assurances. Subject to the terms and conditions set forth in this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the transactions contemplated by this Agreement, as applicable.
3.6    Expenses. In the event the Bankruptcy Court enters the Final Approval Order, and solely to the extent not paid in accordance with the RSA, the Company Parties (as defined in the RSA) shall promptly pay in cash all reasonable and documented fees, costs and expenses incurred by Ares in connection with the preparation, negotiation, execution and performance of this

Agreement. Notwithstanding the foregoing, no success, transaction or similar fees shall be paid except to the extent set forth in written agreement approved by CRC. Notwithstanding the foregoing, the Company Parties shall not be obligated to pay such fees, costs and expenses if any Company Party terminates this Agreement pursuant to Section 4.1.
3.7    Restructuring Support Agreement. The Parties each acknowledge and agree that their respective obligations under this Agreement are independent of their obligations under the RSA (if any). In the event the RSA is terminated for any reason, this Agreement will survive such termination of the RSA unless and until this Agreement is otherwise terminated in accordance with Section 4.1. Notwithstanding anything in this Agreement to the contrary, the Ares Entities agree that, in the event the RSA is terminated for any reason, the Ares Entities shall, and shall cause their respective Affiliates to, support any alternative Plan, so long as such alternative Plan does not (i) disproportionately and adversely affect Ares (as compared to the other Required Consenting Parties) vis-à-vis the Plan contemplated by the RSA or (ii) result in any fees, expenses or costs payable by Ares that are promptly reimbursed by the Company Parties. For the avoidance of doubt, the Parties each acknowledge and agree that nothing herein shall provide or be deemed to provide the Consenting Creditors (as defined in the RSA) any consent rights following the Bankruptcy Court’s entry of the Final Approval Order; provided that this provision shall not limit or modify any rights (including consent rights) of the Consenting Creditors under the RSA or otherwise.
3.8    FERC Matters.
(a)    CRC hereby represents and warrants to the Ares Entities that every electric generating facility, to the extent it is directly or indirectly, in whole or in part, owned, operated, managed or controlled by CRC, including the Elk Hills Cogen plant (unit codes U1 and U2) located in California (the “EHP Cogen Plant”), the Elk Hills Power plant (unit codes CTG 1, CTG 2 and STG) located in California (the “EHP Plant”) and the THUMS CT plant (unit code GEN1) located in California (the “THUMS CT Plant”), is (i) a qualifying cogeneration facility under 16 U.S.C. § 796(18)(b) that is in compliance with the requirements set forth in 18 C.F.R. § 292.205(a) (a “QF”), and/or (ii) an “exempt wholesale generator” under the Public Utility Holding Company Act of 2005 (“EWG”) and/or (iii) not engaged in the sale of electric energy.  CRC and each electric generating facility that is directly or indirectly, in whole or in part, owned, operated, managed or controlled by CRC, including the EHP Cogen Plant, the EHP Plant and the THUMS CT Plant, is in compliance with, or not in violation of, the applicable regulations of the Federal Energy Regulatory Commission in all material respects.   None of CRC nor any electric generating facility or seller of electricity that is directly or indirectly, in whole or in part, owned, operated, managed or controlled by CRC, including the EHP Cogen Plant, the EHP Plant and the THUMS CT Plant, is a “public utility,” as that term is defined under the Federal Power Act, as amended (“FPA”), except for Elk Hills Power.
(b)    As a condition to both the effectiveness of the Final Approval Order and the consummation of a conversion pursuant to the Conversion Right, CRC shall have delivered a certificate of an officer of CRC in his or her official capacity stating that, after due inquiry, the representation set forth in Section 3.8(a) is true and correct as of such date.

(c)    Until the earlier of (x) termination of this Agreement in accordance with its terms, (y) effectiveness of a Confirmed Plan and (z) December 31, 2021, under no circumstance whatsoever shall CRC suffer, cause or permit itself or any direct or indirect subsidiary of CRC to directly or indirectly, in whole or in part, own, operate, manage or control any electric power generating facility that is not a QF and/or an EWG.  Until the earlier of (x) termination of this Agreement in accordance with its terms, (y) effectiveness of a Confirmed Plan and (z) December 31, 2021, CRC and each electric power generating facility that is directly or indirectly, in whole or in part, owned, operated, managed or controlled by CRC will be and remain in compliance with, or not in violation of, the applicable regulations of the Federal Energy Regulatory Commission in all material respects.
ARTICLE IV
TERMINATION
4.1    Termination. This Agreement may be terminated at any time prior to the Settlement Effective Date by mutual written consent of all of the Parties or by any Party individually if:
(a)    the Bankruptcy Court has not approved the Interim Approval Order by the fifth day after the Petition Date or the Interim Approval Order does not otherwise satisfy the consent rights set forth in the RSA;
(b)    the RSA is terminated in accordance with its terms prior to the Bankruptcy Court’s approval of the Final Approval Order;
(c)    the Bankruptcy Court enters a final order approving the Junior DIP Facility prior to (and such final order is not conditioned upon) the Final Approval Order;
(d)    the Definitive Documents set forth in Section 3.02(a) of the RSA are not in agreed form prior to entry of the Final Approval Order (other with respect to immaterial revisions);
(e)    the Bankruptcy Court does not enter the Final Approval Order by the 40th day following the Petition Date in form and substance reasonably acceptable to Ares, the Debtors and Required Consenting Creditors (as defined in the RSA), and, in the event that the Final Approval Order is being contested by other stakeholders, this deadline may be extended by up to 20 days to permit judicial resolution of any objection that the Debtors are actively contesting;
(f)    any other Party breaches any covenant, representation or warranty contained in this Agreement or the in RSA in any material respect prior to the Settlement Effective Date and (i) such breach is not cured within 10 days after the breaching party receives written notice of such breach from a non-breaching Party and (ii) such breach could be reasonably expected to have a material impact on the rights under this Agreement of the Party seeking termination; or
(g)    the obligations of the Debtors, Ares or the Required Consenting Creditors (as defined in the RSA) contained in the RSA are terminated for any reason prior to the Bankruptcy Court’s entry of the Final Approval Order.

Notwithstanding the foregoing, no Party may terminate this Agreement for any reason that arises out of or relates to a material breach by such Party of its obligations under this Agreement.
4.2    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 4.1 prior to the Settlement Effective Date, this Agreement shall become void and of no effect with no liability to any Party (or of any of its representatives or Affiliates) other than Section 3.6 (Expenses), Section 5.4 (Governing Law; Waiver of Jury Trial) and Section 5.5 (Specific Performance). Notwithstanding the foregoing, no such termination shall relieve any Party of any liability or damages to any other Party resulting from any intentional and willful material breach, or an intentional and willful material failure to perform by such Party of its obligations set forth in this Agreement. The representations and warranties of each Party contained in this Agreement shall not survive the earlier of (x) the termination of this Agreement in accordance with Section 4.1, (y) effectiveness of a Confirmed Plan and (z) December 31, 2021.
ARTICLE V
MISCELLANEOUS
5.1    Acknowledgements. This Agreement is being entered into as part of a comprehensive resolution of multiple disputes, each element of which is consideration for the other elements and an integral part of the proposed resolution. The Parties may submit this Agreement to any court of competent jurisdiction in connection with seeking approval of this Agreement (including, for the avoidance of doubt, the Bankruptcy Court) and CRC may file a copy of this Agreement with the U.S. Securities and Exchange Commission. Notwithstanding the foregoing, except for purposes of seeking to implement or enforce this Agreement, its terms and the transactions contemplated by this Agreement, no Party shall introduce, tender, reference or otherwise seek to rely on this Agreement or any term, compromise or agreement reflected in this Agreement in any litigation in or related to the Chapter 11 Cases, and this Agreement is entitled to protection as a settlement communication pursuant to Federal Rule of Evidence 408. As the terms of this Agreement constitute a settlement, nothing in this Agreement shall constitute or shall be argued to constitute an admission of any fact or legal position, waiver of any legal or factual argument or defense or estop any Party from advancing or defending against any legal or factual argument for any other purpose.
5.2    Representations and Warranties.
(a)    Each Party represents and warrants to each of the other Parties that: (i) it is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, with all requisite entity power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; and (ii) this Agreement has been duly executed and delivered by such Party, and, assuming the due and valid execution of this Agreement by the other Parties, constitutes a valid and binding obligation of such Party enforceable against such Party in accordance with its terms.
(b)    ECR represents and warrants to CRC, CREH and Elk Hills Power that ECR is the record and beneficial owner of all of the issued and outstanding Class B Preferred Units,

50% of the issued and outstanding Class A Common Units and 4.75% of the issued and outstanding Class C Common Units (collectively, the “Ares Units”), in each case, free and clear of any lien, encumbrance, pledge or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of any of the Ares Units) other than (x) as permitted by the LLC Agreement or (y) solely arising under applicable federal or state securities laws.
(c)    Except for the representations and warranties in Section 2.3, Section 3.8(a) and this Section 5.2, no Party, nor any person or entity acting on behalf of any Party, makes any express or implied representation or warranty with respect to any Party or their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise). Each Party agrees and acknowledges that the other Parties have not made any representations and warranties other than those that are expressly set forth in Section 2.3 and this Section 5.2 and no Party shall have any liability to any other Party resulting from any such Party’s reliance on such information not contained in Section 2.3 or this Section 5.2.
5.3    Modification or Amendment; Waiver. Subject to the provisions of applicable Law (as defined in the RSA), at any time prior to the Settlement Effective Date, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed by each Party. The conditions to the Settlement Effective Date are for the benefit of each Party and may only be waived by the consent of each Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement or under applicable law shall operate as a waiver of such rights and, except as otherwise expressly provided in this Agreement, no single or partial exercise shall preclude any other or further exercise or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.
5.4    Governing Law; Waiver of Jury Trial.
(a)    THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE CHOSEN STATE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES.  Each Party to this Agreement agrees that it shall bring any action or Proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in, before the Petition Date, federal courts or state courts located in New York, New York, and on or after the Petition Date, the Bankruptcy Court with jurisdiction over such Proceeding (the “Chosen Court”). Solely in connection with Claims arising under this Agreement, each Party to this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or Proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.
(b)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.5    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations under this Agreement.
5.6    Notices. All notices under this Agreement shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):
If to CRC, CREH or Elk Hills Power:
California Resources Corporation
27200 Tourney Road, Suite 200
Santa Clarita, California 91355
Attention: Michael L. Preston
E-mail: Michael.preston@crc.com
with copies to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	Alison S. Ressler;
Andrew G. Dietderich; and
James L. Bromley

E-mail:	resslera@sullcrom.com;
dietdericha@sullcrom.com; and
bromleyj@sullcrom.com
If to the Ares Entities or Elk Hills Power:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Steven N. Serajeddini
E-mail: steven.serajeddini@kirkland.com
and
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention: John D. Pitts
E-mail: john.pitts@kirkland.com
Any notice given by delivery, electronic mail, mail or courier shall be effective when received.

5.7    Complete Agreement. Except as otherwise explicitly provided in this Agreement, this Agreement, the RSA and any confidentiality agreement between CRC and/or its Affiliates, on the one hand, and Ares and/or its Affiliates, on the other hand, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect to the subject matter of this Agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.
5.8    Fulfillment of Obligations. Whenever this Agreement requires an Affiliate of a Party to take any action, such requirement shall be deemed to include an undertaking on the part of such Party, as applicable, to cause such Affiliate to take such action. Any obligation of one Party to any other Party under this Agreement, which obligation is performed, satisfied or properly fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
5.9    Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any entity or person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or entities or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
5.10    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity without the prior written consent of all of the Parties. Notwithstanding the foregoing, the Ares Entities shall (a) be entitled to, upon prior written notice, assign any of their respective rights or obligations under this Agreement to any Affiliate of an Ares Entity who has agreed to be bound by the terms of this Agreement, the RSA and the LLC Agreement (as amended by the LLC Agreement Amendment) and (b) promptly notify CRC, and to promptly transfer back the Ares Interests to Ares, if such Affiliate ceases to be an Affiliate of Ares. Notice to, or consent from, one of the Ares Entities shall be deemed to be notice to, or consent from, all of the Ares Entities. Additionally, the Ares Entities shall be entitled to assign the Eligible Notes or Eligible Stock to any lender or lenders of the Ares Entities or their Affiliates, but only after such securities have been issued to the Ares Entities and subject to the terms of the definitive documentation with respect to such securities and applicable securities laws. Notwithstanding the foregoing, the Ares Entities or their Affiliates shall only be permitted to pledge any Eligible Notes or Eligible Stock upon prior written notice to the other Parties and if the related arrangement is satisfactory to the other Parties and in compliance with applicable securities laws.

5.11    Counterparts. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each person executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.
5.12    Construction. This Agreement is the product of negotiations among Parties, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

[*****]

[Signature Page to Settlement Agreement]

EXHIBIT A
LLC Agreement Amendment
[Attached.]

EXHIBIT A TO SETTLEMENT AGREEMENT

FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ELK HILLS POWER, LLC
This First Amendment (this “Amendment”) to the Second Amended and Restated Limited Liability Company Agreement, dated as of February 7, 2018 (the “LLC Agreement”), of Elk Hills Power, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of [•], 2020 (the “First Amendment Date”), by and between the Company, California Resources Elk Hills, LLC, a Delaware limited liability company (“CREH”), and ECR Corporate Holdings L.P., a Delaware limited partnership (“Sponsor”). Capitalized terms used but not otherwise defined in this Amendment shall be as defined in the LLC Agreement.
WHEREAS, the Company is a limited liability company formed in accordance with the Delaware Act and operating pursuant to the LLC Agreement;
WHEREAS, pursuant to Section 13.4 of the LLC Agreement, the LLC Agreement may be amended by a unanimous written instrument signed by the Members holding a majority of the Class A Common Units, the Members holding a majority of the Class B Preferred Units and the Members holding a majority of the Class C Common Units;
WHEREAS, CREH and Sponsor, together, are the holders of all of the issued and outstanding Class A Common Units, Class B Preferred Units and Class C Common Units; and
WHEREAS, CREH and Sponsor are parties to that certain Settlement and Assumption Agreement, dated as of July 15, 2020 (the “Settlement Agreement”), pursuant to which, CREH and Sponsor have agreed to enter into an amendment to the LLC Agreement on the Settlement Effective Date (as defined in the Settlement Agreement) providing for, among other things, certain modifications to the terms of the Class B Preferred Units.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company, CREH and Sponsor (each, a “Party” and collectively, the “Parties”), intending to be legally bound, agree as follows:
ARTICLE I
AMENDMENTS TO THE LLC AGREEMENT
Section 1.1    Subject to Section 2.1 of this Amendment:
(a)    The Parties acknowledge and agree that the aggregate cumulative Liquidation Preference of all Series B Preferred Units as of the First Amendment Date shall be $[835,131,031].1 After the First Amendment Date, the Liquidation Preference may only be increased to account for any Preferred Distributions owed by the Company to Sponsor that are
__________

[1]	As may be increased pursuant to Section 1.2(b) of the Settlement Agreement.

not paid in full in cash when due pursuant to the terms and conditions of the LLC Agreement (as hereby amended).
(b)    The definition of “Make-Whole Amount” contained in Article I of the LLC Agreement is deleted from Article I of the LLC Agreement.
(c)    The definition of “Preferred Deferred Amount” contained in Article I of the LLC Agreement is amended by replacing the reference to “13.5%” with “9.5%”.
(d)    The definition of “Preferred Distribution Rate” contained in Article I of the LLC Agreement is amended by (i) replacing every reference to “13.5%” with “9.5%”, (ii) replacing the reference to “16.0%” with “11.3%” and (iii) deleting “(a) any Make-Whole Amount or (b)”.
(e)    Section 4.2(a) of the LLC Agreement is amended by (i) replacing every reference to “13.5%” with “9.5%” and (ii) every reference to “16.0%” with “11.3%”.
(f)    Section 4.2(c) and Section 4.2(d) of the LLC Agreement are hereby each deleted in their entirety and replaced with “Reserved.” The Parties acknowledge and agree that, from and after the First Amendment Date: (i) the Company shall pay all Preferred Distributions in cash (and shall not be permitted to make, and the Class B Preferred Member shall have no right to receive, any Preferred Deferred Distributions); (ii) the Company shall not be required to make, and the Class B Preferred Member shall have no right to receive, any Preferred Deferred Distribution Cash Payments; and (iii) the aggregate amount of Preferred Deferred Distribution Cash Payment Amounts and the Preferred Deferred Distribution Balance shall each be equal to $0, after giving effect to Section 1.1(a) of this Amendment.
(g)    Section 4.4(a) of the LLC Agreement is amended by deleting “the sum of (1)” and “plus (2) without duplication of any amounts attributable to clause (1), the then-effective Make-Whole Amount with respect to such Class B Preferred Units, if any”.
(h)    Section 11.1(b) and Section 11.1(c) of the LLC Agreement are amended by deleting “(1)” and “plus (2) the then-effective Make-Whole Amount with respect to such Class B Preferred Unit, if any”.
(i)    Section 11.1 of the LLC Agreement is amended by adding a new Section 11.1(d) of the LLC Agreement as follows:
“(d)    At any time following [•]2 , by providing written notice to the Company and the Class B Preferred Member, CREH may elect to cause the Company to redeem all, but not less than all, of the then-outstanding Class B Preferred Units held by Sponsor or its Permitted Transferees by payment in cash, and without premium or penalty, to such holders of Class B Preferred Units in respect of each Class B Preferred Unit an amount equal to the then-effective Liquidation Preference for such Class B Preferred Unit. For the
__________

[2]	To be the First Amendment Date.

avoidance of doubt, all of the issued and outstanding Class A Common Units and Class C Common Units held by Sponsor or its Permitted Transferee as of such time shall remain issued, outstanding and subject to the terms and conditions of this Agreement, including Article IX, notwithstanding such redemption of such Class B Preferred Units by the Company pursuant to this Section 11.1(d).”
(j)    Section 11.3(b) of the LLC Agreement is amended by deleting “(i)” and “plus (ii) the then-effective Make-Whole Amount with respect to such Class B Preferred Unit, if any”.
(k)    Notwithstanding anything contained in the LLC Agreement or this Amendment to the contrary, the Parties acknowledge and agree that no Bankruptcy Event, CRC Change of Control, CREH Change of Control, Fundamental Change or Trigger Event (including, for the avoidance of doubt, any Liquidity Trigger Event) shall be deemed to have occurred (i) during the pendency of, as a result of or in connection with, the voluntary proceedings commenced by CRC and certain of its affiliates under Bankruptcy Law on July 15, 2020, including, without limitation, the effectiveness of any chapter 11 plan of reorganization or (ii) as a result of or in connection with this Amendment, the Settlement Agreement or the exercise of CRC’s rights described in Section 11.1 of the LLC Agreement.
(l)    The Parties acknowledge and agree that Ares and Sponsor granted CRC the right to acquire all (but not less than all) of the Class A Common Units, Class B Preferred Units and Class C Common Units not held by CRC and its affiliates in accordance with the terms, and subject to the conditions, set forth in the Settlement Agreement, which rights shall be effective as of the effectiveness of this Amendment pursuant to Section 2.1 of this Amendment and shall continue on the terms, and subject to the conditions, set forth in the Settlement Agreement.
ARTICLE II
MISCELLANEOUS
Section 2.1    Effectiveness of this Amendment. The Parties acknowledge and agree that this Amendment supersedes Section 1.2(b) of the Settlement Agreement in all respects and shall be effective upon the Settlement Effective Date (as defined in the Settlement Agreement) when each Party shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by the other Parties.
Section 2.2    Miscellaneous. Section 13.7 (Severability), Section 13.8 (Counterparts; Binding Agreement); Section 13.11 (Further Action); Section 13.14 (Governing Law); and Section 13.15 (Consent to Jurisdiction; Waiver of Trial by Jury) of the LLC Agreement are incorporated into this Amendment by reference and shall apply to the terms and provisions of this Amendment mutatis mutandis.
Section 2.3    Entire Understanding. This Amendment and the LLC Agreement contain the entire understanding between and among the Parties and supersedes any prior understandings and agreements between and among them exclusively respecting the subject matter of this Amendment. Failure by any Party to enforce any covenant, duty, agreement, term or condition of this Amendment, or to exercise any right hereunder, shall not be construed as thereafter waiving such covenant, duty, term, condition or right; and in no event shall any course of dealing, custom or usage of trade modify, alter, or supplement any term of this Amendment.
Section 2.4    No Other Amendments. Except as expressly amended by this Amendment, all other terms and provisions of the LLC Agreement shall continue in full force and effect, remain unchanged and are ratified and confirmed in all respects.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Amendment as of the First Amendment Date.

Elk Hills Power, LLC

By:
Name:
Title:

California Resources Elk Hills, LLC

By:
Name:
Title:

ECR Corporate Holdings L.P.

By:
Name:
Title:

Signature Page to Amendment No. 1 to the Second Amended and Restated
Limited Liability Company Agreement of
Elk Hills Power, LLC